                                                                  EXHIBIT (e)(9)


                           FORM OF SEPARATION PAYMENT
                         FOR CERTAIN EXECUTIVE OFFICERS
                                LETTER AGREEMENT


         Pursuant to Rule 12b-31 under the Securities Exchange Act of 1934, the following schedule sets forth the material details in which the substantially identical documents that have not been filed differ from the form document filed herewith:


Name of Addressee                      Date Agreed and Accepted
-----------------                      ------------------------
Christopher R. Baker                   December 27, 2001
William H. Glass                       December 27, 2001
Alistair A. Sloan                      December 31, 2001
Duane R. Deason                        December 26, 2001

                   [LETTERHEAD OF CYPRESS COMMUNICATIONS, INC.]




CONFIDENTIAL




                               December 21, 2001


Mr. _________________________
Cypress Communications, Inc.
15 Piedmont Center
Suite 100
Atlanta, Georgia 30305


RE:      SEPARATION PAYMENT FOR CERTAIN EXECUTIVE OFFICERS


Dear __________________:

         This letter sets forth the terms of the Separation Payment that Cypress Communications, Inc. ("Cypress") is pleased to make available to you in the event of a change in control. The Separation Payment is in addition to any other compensation arrangement between you and Cypress. The terms of the Separation Payment are as follows:

1. Eligibility. You will receive the Separation Payment set forth below in the event that, within 12 months following a "change in control": (i) your employment with Cypress is involuntarily terminated "without cause" or (ii) you resign for "good reason". Receipt of the Separation Payment is also contingent upon your execution and delivery to Cypress of a Separation Agreement, Release and Promise Not to Sue (the "Release") in the form attached as Exhibit "A" to this letter.

2. Separation Payment. The amount of the separation payment contemplated herein shall be 50% of your current base annual salary, less standard deductions and withholdings. Such payment shall be due within fifteen
         (15) days following the termination of your employment with Cypress.

3. Resignation. As used herein, a resignation shall be for "good reason" if you resign within thirty (30) days following any reduction in your base salary. If you voluntarily resign from employment with Cypress other than for good reason, you shall be entitled to receive only that compensation which you have earned as of the date of your resignation and no further.

4. Involuntary Termination Without Cause. An involuntary termination without cause is any termination of employment initiated by Cypress for reasons other than "for cause" as hereinafter defined. As used herein, a termination for "cause" shall include any termination which is initiated by the Company for one or more of the following reasons: (i) theft of company property or money or other misappropriation of company resources; (ii) willful and continued failure to perform normal job duties, continuing after notice to you of the failure; (iii) any act of fraud, misappropriation, embezzlement or similar conduct against Cypress; or (iv) commission of a felony or other crime involving moral turpitude. In the event your employment is terminated for "cause," you shall receive only that compensation earned through the date of such termination and no further.

5. Change in Control. As used herein, the term change in control shall be defined in the same manner as set forth in Section 15(c) of the 2000 Cypress Communications, Inc. Stock Option and Incentive Plan.

6. Employment At Will. This agreement shall not alter the at will status of your employment. In other words, either party may terminate the employment relationship with or without cause or notice at any time, subject to the terms of this letter agreement.

7. Confidentiality. The terms of this offer are strictly confidential. Should you disclose the terms of this offer to anyone, Cypress may, at its option, elect to declare this Separation Payment offer null and void.

8. Successors and Assigns. The terms and conditions of this letter agreement shall be binding upon Cypress, its purchasers, successors and assigns.

         We hope that you will decide to accept the terms of this offer. You may do so by dating and executing this agreement and returning it to Duane Deason at Cypress Communications, Inc., Fifteen Piedmont Center, Suite 100, Atlanta, GA 30305.


                                      Yours very truly,

                                      CYPRESS COMMUNICATIONS, INC.


                                      By:
                                           ------------------------------------
                                           W. Frank Blount
                                           Chairman and Chief Executive Officer



Agreed and accepted this       day of December, 2001.
                         -----



--------------------------------

                                   EXHIBIT "A"

                              SEPARATION AGREEMENT,
                         RELEASE AND PROMISE NOT TO SUE
                         ------------------------------
                            (including ADEA release)


         This Separation Agreement, Release and Promise Not to Sue (hereinafter referred to as "Release") is given on this _____ day of ___________, 200__, by ___________("Employee"), in favor of and for the benefit of CYPRESS COMMUNICATIONS, INC., and all of its subsidiaries, divisions, related companies, affiliates, owners, directors, officers, managers, employees, agents, attorneys and successors ("Cypress").

         For the consideration contained in this Release, Cypress and Employee hereby agree on their own behalf and on behalf of their heirs, executors, administrators, successors and assigns as follows:

1. Resignation. Employee hereby resigns effective ____________, and Employee's employment will terminate effective _______________.

2.       Consideration. This Release is given in consideration of the following:

         (a) Separation Payment. Cypress will (i) pay Employee a separation payment equal to six months' salary, i.e., __________________________and No/100 Dollars ($_________.00), minus standard deductions and withholdings (the "Separation Payment"). Subject to paragraphs 5(c) and 5(d) below, Cypress will pay the Separation Payment to Employee in one lump sum within fifteen (15) days following Employee's termination of employment with Cypress, but not before the expiration of the seven (7) day revocation period described in paragraph 5(d) below. Wages and benefits will be paid in the ordinary course of business.

         (b) Employee's Release and Promise Not to Sue. Employee forever discharges and knowingly, voluntarily and unconditionally releases Cypress from and forever promises not to sue Cypress on any and all claims, demands, rights and causes of action Employee now has or may have against Cypress up to the date Employee signs this Release, including, but not limited to, claims of money, demands, rights and causes of action arising under the company's Executive Officer Severance Plan, or any other company compensation or bonus plan, or any Minutes, correspondence or other documents relating thereto (excluding the 1996 Stock Option Plan, 1997 Management Option Plan, and 2000 Stock Option and Incentive Plan, and agreements and awards thereunder (the "Stock Option Plans")); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Age Discrimination in Employment Act (ADEA); the Employee Retirement Income Security Act of 1974 (ERISA); the Americans With Disabilities Act (ADA); the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA); or any other federal law, state law, municipal law, common law, or action arising in equity, or in contract, or in tort, including, but not limited to, all wrongful discharge claims, all claims relating to any contracts of employment, express or implied, all claims for breach of the covenant of good faith and fair dealing, express or implied, all other laws, regulations, or ordinances relating to employment discrimination, and all claims for attorney's fees and costs; provided, however, this Release does not relate to or affect any rights of indemnification that Employee may have under Cypress's by-laws, other organizing documents, or the Indemnification Agreement dated ____________, between Cypress and Employee (the "Indemnification Agreement"), any coverage available under any errors and omissions insurance policy that Cypress may have covering officers and directors, any rights that Employee, his spouse and dependents have to elect continuing group health coverage under ERISA, Employee's rights under ERISA relating to Cypress's 401(k) plan, or any right that Employee may have to expense reimbursements incurred through the date that Employee signs this Release to the extent reimbursable in accordance with Cypress's policies. Employee acknowledges and agrees that this Release terminates and extinguishes any all claims, demands, rights and causes of action Employee now has or may have against Cypress under the Executive Officer Severance Plan, or any alleged employment agreement between Cypress and Employee, or any other compensation or separation plan or agreement relating to Employee's employment, except for the Stock Option Plans and the Indemnification Agreement.

         (c) Cypress's Release and Covenant Not to Sue. With the exception of any claims based on Employee's gross negligence or willful misconduct, Cypress forever discharges and knowingly, voluntarily, and unconditionally releases Employee from and promises not to sue Employee on any and all claims, demands, rights and causes of action pertaining to Employee's employment with Cypress that Cypress now has or may have up to the date Cypress signs this Release.

3. Accord and Satisfaction. Employee acknowledges that the payment of the monies and continuation of benefits set forth in paragraph 2(a) is in full accord and satisfaction of any and all claims Employee has or may have against Cypress up to the date Employee signs this Release, including, without limitation, claims related to Employee's employment, the elimination of Employee's position with Cypress, and the termination of Employee's employment. Employee acknowledges the amounts and continuation of benefits in paragraph 2(a) above to be in addition to the amounts to which Employee would be otherwise entitled as an employee of Cypress. Employee acknowledges these amounts to be sufficient consideration for this Release.

4. No Admission of Wrongdoing or Liability. The payment of the monies and continuation of benefits set forth in paragraph 2(a) shall not in any way be construed as an admission by Cypress or Employee of any wrongdoing or liability in connection with the employment of Employee, the elimination of Employee's position with Cypress, or the termination of Employee's employment, or otherwise. No statement in this Release or payment made pursuant to this Release constitutes, nor should it be deemed to constitute, an admission by Cypress or Employee of any violation of law or any wrongdoing whatsoever.

5.       Notice of Rights.

         (a) Employee understands and acknowledges that Employee has the right to consult with an attorney, and Employee acknowledges that Employee is hereby advised to consult with an attorney prior to executing this Release.

         (b) Employee understands and acknowledges that for a period of at least forty-five (45) days from the date Employee receives this Release Employee has the right to deliberate upon whether to sign this Release and agree to the terms of this Release. Employee understands, however, that Employee does not have to utilize the full forty-five (45) day deliberation period, and that the forty-five (45) day deliberation period ends immediately upon Employee signing this Release.

         (c) Employee declares that Employee freely and willingly gives this Release and was not forced in any manner to sign it. Employee understands that if Employee wishes to revoke this

Release, Employee has seven (7) days from the date Employee signs the Release in which to make such a revocation, and the Release is not effective or enforceable until the seven (7) day revocation period has expired. Employee agrees that in order to make this revocation, Employee shall do so by sending via facsimile and by mailing notice of the revocation via certified mail to: Mr. William G. Glass, General Counsel, Cypress Communications, Inc., 15 Piedmont Center, Suite 710, Atlanta, Georgia 30305. The revocation so made shall be deemed effective on the date faxed and mailed to Mr. Glass provided that the revocation notice is sent via facsimile and mailed within seven (7) days from the date Employee signs the Release.

         (d) Employee acknowledges that Employee has received the Statement of Rights under the ADEA, including Schedule 1 providing a list of job titles and ages of all individuals who have been selected for this employment termination program, and Schedule 2 providing the ages of all individuals in the same job classification or organizational unit who have not been selected for this employment termination program.

6. Entire Agreement. This Release, along with any other existing written agreements relating to confidentiality, solicitation of customers, or competition, which shall remain in full force and effect simultaneously with this Release under the terms of those other agreements, constitutes the entire agreement between Employee and Cypress pertaining to the subject matter contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral. It is expressly understood and agreed that this Release, along with any other existing written agreements relating to confidentiality, solicitation of customers, or competition, may not be altered, amended, modified or otherwise changed in any respect whatsoever except in writing duly executed by the undersigned and an authorized representative of Cypress.

7. Contract. This Release is a contract between Employee and Cypress and not merely a recital.

8. Confidentiality. Employee and Cypress agree that Employee will not, and Cypress will use reasonable efforts to attempt not to, in any way communicate or discuss the terms of this Release, including, but not limited to, the amount paid to Employee, with any person (in Employee's case) other than Employee's attorney, tax preparer and immediate family, or as otherwise may be required by law, and (in Cypress's case), as it may determine to be necessary or advisable to disclose to any investor or lender or as otherwise may be required by law. "Immediate family" is defined as Employee's spouse and children, as applicable. Employee agrees that Employee will inform these persons of the confidential nature of this Release. In the event Employee breaches the confidentiality provision set forth in this paragraph, the parties agree that Cypress may present this Release to a court of competent jurisdiction to obtain injunctive and/or monetary relief, including liquidated damages.

9. Applicable Law. The laws of the state of Georgia shall govern the interpretation and performance of this Release should any dispute arise concerning or related to this Release. Furthermore, Employee and Cypress expressly agree to submit to the jurisdiction of the Courts of the State of Georgia and agrees that the venue of any action or proceeding arising out of or relating to the terms of this Release shall be in either the United States District Court for the Northern District of Georgia or the Superior Court of the Atlanta Judicial Circuit in and for Fulton County, Georgia.

10. Severability. It is understood and agreed that the provisions of this Release are severable and, should any provision or provisions hereof be found unenforceable, the other provisions shall remain fully valid and enforceable.

11. Acknowledgement. Employee acknowledges that Employee has carefully read this Release, which is comprised of four (4) pages in its entirety, and that Employee fully understands its provisions and its final and binding effect, and that Employee is freely, willingly and voluntarily signing this Release and was not forced in any manner to sign it.



                                             ----------------------------------


                                             ----------------------------------
                                             DATE


Sworn to and subscribed before me

this        day of                , 2001.
     ------        ---------------


Notary Public
My commission expires:


                                             FOR CYPRESS COMMUNICATIONS:


                                             By:
                                                -------------------------------
                                                W. Frank Blount
                                                Chairman and Chief Executive
                                                Officer